Exhibit 99.1

NEWS RELEASE Atlanta, Georgia November 5, 2009 Contact: Investor Relations Phone: (770) 729-6512 E-mail: investor.relations@ems-t.com www.ems-t.com
EMS Technologies Announces Third Quarter 2009 Earnings
ATLANTA — Nov. 5, 2009 — EMS Technologies, Inc. (NASDAQ: ELMG) today announced financial results for the third quarter of 2009. EMS reported third-quarter revenues of $85.7 million and earnings from continuing operations of $5.8 million, or $0.38 per share, on a non-GAAP reporting basis, excluding acquisition-related items. These earnings included substantial income tax benefits arising from both additional R&D tax credits and the effect of pre-tax losses in certain jurisdictions. EBITDA, excluding acquisition-related items, (“Adjusted EBITDA”) was $7.1 million for the third quarter.
Third quarter earnings from continuing operations on a GAAP basis were $6.0 million or $0.39 per share. The GAAP results included a credit of $0.2 million to adjust the estimated fair value of the earn-out liability for a recent acquisition.
For 2009 year-to-date, revenues totaled $274.9 million, and earnings from continuing operations were $12.9 million, or $0.85 per share, on a non-GAAP reporting basis, excluding acquisition-related items, while GAAP earnings from continuing operations were $6.2 million, or $0.41 per share. Adjusted EBITDA for the nine months was $25.6 million.
Paul Domorski, president and chief executive officer, commented, “Although present conditions have hurt the short-term outlook for some of our business areas, they have not dampened our confidence in the market potential of our products and technologies. We are rolling out promising new products in aeronautical connectivity and satellite tracking, as well as defense and logistics, with more developments underway for the future. We believe these product investments will enable EMS to emerge as an even stronger competitor as the economy recovers.”
Communications & Tracking Segment Copes With Slowing in Aeronautical Markets
The Company’s recent acquisitions in the Communications & Tracking (“C&T”) business contributed to this segment’s 17 percent increase in revenue in third-quarter 2009 compared with 2008. Revenues in the third quarter included $14.0 million of incremental revenue from new acquisitions.
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NEWS RELEASE (Continued) Atlanta, GA November 5, 2009
However, the Company’s aeronautical markets have slowed significantly from their record pace in recent years due to the effects of general economic conditions. As a result, this segment’s Adjusted EBITDA for the third quarter fell to $3.2 million in 2009 compared with $6.9 million in 2008. However, EMS remains the aeronautical satcom leader, with significant orders in the third quarter for eNfusion™ broadband systems for military and classified customers.
Aircell — which uses EMS’s acquired capabilities for in-cabin routers, servers and wireless access points — continued the rollout of its Gogo® Inflight Internet service for air transport. The Gogo service is now offered on more than 600 aircraft in service.
EMS also recently unveiled the Iridium-based Forté™ AirMail™ solution, which was developed through another recent EMS acquisition. The Forté AirMail solution provides travelers on smaller business aircraft with e-mail access over a Wi-Fi device such as an iPhone® or a BlackBerry®. The Forté AirMail product is expected to begin shipping in the first quarter of 2010. EMS also began to ship its new air-to-ground router, the ATG4000, which enables business jet travelers and crews to communicate over Aircell’s network with their own Wi-Fi-enabled devices. And EMS’s newest aeronautical networking product, the CCU-200, will be part of Viasat’s Ku-band high-speed data system on Bombardier Global Express aircraft.
EMS’s newly acquired satellite-based tracking business was especially successful in the military market, receiving an initial multi-million dollar hardware order with follow-on airtime service for mobile asset tracking in Afghanistan. The European Union also selected EMS’s Blue Force Tracking system to provide GPS position reports and emergency location information for the EU’s mission to rebuild Afghanistan’s infrastructure.
EMS also continued its development efforts on an advanced dual-panel satellite-tracking antenna to be used in a broadband Internet service for long-haul planes from Panasonic Avionics. In the third quarter, Panasonic announced that Lufthansa will be the launch customer for this new service. EMS expects to begin shipments to Panasonic on a schedule to support a service rollout in mid-2010.
“Despite short-term market challenges, we are confident in the long-term future of the satcom- mobile-connectivity sector. Over the next 10 years, we believe that aero connectivity is a multi-billion-dollar market opportunity, and EMS is well positioned to serve that market through our broad portfolio,” Domorski said.
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NEWS RELEASE (Continued) Atlanta, GA November 5, 2009
Defense & Space Profits Increase with Higher Revenues from Military Programs
The Defense & Space (“D&S”) business reported third-quarter sales of $23.1 million and operating income of $2.2 million in 2009, which was up 46 percent compared with 2008. This improvement reflected higher military revenues in the 2009 third quarter. The D&S backlog totaled $93 million at the end of the period.
EMS successfully completed its design contract for the U.S. Air Force’s B-2 program in the third quarter, and currently does not expect to perform additional significant work on this program. This contract has been the largest contributor to D&S revenues over the past 12 months, including $6.1 million in revenues during the third quarter of 2009. As a result of the completion of work on the B-2 program, the D&S business will begin an operational transition and workforce reduction in the fourth quarter of 2009 to reduce capacity; however, the extent and cost of that transition will depend upon the success of business development efforts and the timing of orders in the D&S pipeline.
EMS received significant D&S orders in the third quarter, such as a multi-million dollar award for additional production for the Advanced EHF satellite system. EMS also received orders for recurring production of radar components, as well as an order for design and initial production of antenna apertures for the U.S. military’s Global Broadcast Satellite (“GBS”) system. The lightweight and portable GBS receive-suite will provide tactical satcom capabilities to U.S. forces in Afghanistan.
Domorski noted, “The fiscal year 2010 budget for the U.S. Department of Defense increases overall spending in the areas of surveillance, communications-on-the-move, and unmanned aerial vehicle systems. These areas are clearly aligned with our demonstrated capabilities, and we believe they represent the kinds of new business opportunities that can enable our D&S business to overcome near-term difficulties and eventually return to its trend of growth.”
LXE Expanding Distribution Channels in Q3
The Company’s mobile logistics revenues have fluctuated in 2009, with third-quarter revenue of $26.2 million being 10 percent above the first quarter but 12 percent below the second quarter. Ongoing economic and currency uncertainties, particularly in Europe and Asia, appear to have been significant factors that affected the LXE order flow in the third quarter. This lower level of sales in the third quarter resulted in a $1.3 million operating loss and $(0.4) million Adjusted EBITDA from the LXE business in the third quarter.
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NEWS RELEASE (Continued) Atlanta, GA November 5, 2009
Despite the market difficulties, the Company earned significant LXE orders during the third quarter, including U.S.-based Advance Auto Parts, which deployed a mix of LXE HX2 wearable terminals and MX7 handheld terminals through its national network of distribution centers. UK food retailer Morrisons is rolling out a custom version of the LXE MX7 handheld terminal to handle the retailer’s warehouse and cold-storage environments. The recently launched MX9 ultra-rugged handheld terminal also began shipping in the third quarter; and customers are expressing considerable interest in this product for field service and port applications.
The Company continues to pursue its strategy to expand the LXE distribution channel. In the United States, channel expansion goals for the year are on track, with recruitment campaigns nearly doubling the number of U.S.- based distributors.
“Even with the progress on our plan of improvement for LXE operations, that business continues to struggle in the current economy. However, we are encouraged by the increase in sales activity through channel distributors. As sales through the channels increase and the cost structure continues to improve, our LXE operations will be better positioned to pursue opportunities in addition to ports and warehouses,” said Domorski.
Income Taxes and Discontinued Operations
Third-quarter earnings from continuing operations included an income tax benefit of $4.1 million. This benefit related to additional research credits that were recognized after completion of a tax audit of prior years and also to the tax benefit of operating losses incurred in certain jurisdictions. The consolidated effective income tax rate for the remainder of 2009 will depend upon the levels of profitability achieved in various jurisdictions and the analysis of deferred tax asset valuation allowances. At present, it appears unlikely that there will be further significant income tax benefits in the fourth quarter of 2009.
The third-quarter results also included a $0.7 million loss, net of tax, from discontinued operations. This loss mainly reflected the costs of litigation of a dispute with the purchaser of a former business unit. It is uncertain when this dispute may be resolved, but management believes that the resolution of this matter will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.
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NEWS RELEASE (Continued) Atlanta, GA November 5, 2009
Revised Guidance for 2009
Domorski concluded, “We have re-evaluated our business prospects for the fourth quarter in light of developing conditions in our markets and the results for the third quarter. In addition to specific concerns for our businesses and markets, the potential for the fourth quarter is affected by persistent broader uncertainties, including a generally sluggish economy and volatile foreign currency exchange rates vs. the U.S. dollar.
“We believe that the Communications & Tracking and LXE segments can have higher revenues and produce significantly improved operating income in Q4 compared with Q3. But this depends on the timing of key orders in the C&T pipeline and higher sales from LXE’s expanded indirect sales channels, both of which are uncertain at this time. The Defense & Space segment is likely to have lower sales and be less profitable in Q4 than in previous quarters in 2009, due primarily to the absence of revenues from the B-2 program and to costs associated with the resulting operational transition. While unlikely to have an effect on the fourth quarter of 2009, we continue to aggressively pursue new orders that we believe will help position D&S for a return to growth.
“On balance, we believe that consolidated results for the fourth quarter are likely to be profitable, but substantially less so than for the third quarter. As a result, we believe that our full-year earnings from continuing operations on a non-GAAP reporting basis that excludes acquisition-related items, are likely to fall in a range of $0.90 to $1.05 per share. However, these results are particularly dependent on the uncertainties I have described earlier in this release, and are also subject to the risks listed below under ‘Forward-Looking Statements.’ “
Non-GAAP Financial Measures
The Company has presented its earnings and earnings per share from continuing operations on a non-GAAP basis, excluding acquisition-related items. The Company believes that exclusion of these items provides useful information about the results of its ongoing activities that is more comparable to results for prior fiscal periods and that is not subject to volatility arising from the timing and cost of acquisition activity.
Acquisition-related charges in 2009 have included typical services required to complete an acquisition, such as legal advice, due diligence and asset valuation, which are now required to be expensed under FASB Statement No. 141(R), which is new in 2009. In addition, FASB Statement No. 141(R) requires that the Company record the earn-out liability related to one of its recent acquisitions at estimated fair value on a discounted basis; accretion of that discounted liability and adjustment to its estimated fair value are reflected in the income statement in the GAAP results. The accretion of, and adjustments to fair value of, the earn-out liability will affect GAAP earnings through 2010.
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NEWS RELEASE (Continued) Atlanta, GA November 5, 2009
The Company does not expect additional significant acquisition activity in 2009, but if there is further such activity, its GAAP earnings would be reduced by the related acquisition costs.
About EMS Technologies, Inc.
EMS Technologies, Inc. (NASDAQ: ELMG) is a leading provider of wireless connectivity solutions over satellite and terrestrial networks. EMS keeps people and systems connected, wherever they are — on land, at sea, in the air or in space. Serving the aeronautical, asset tracking, defense, and mobile computing industries, EMS products and services enable universal mobility, visibility and intelligence. EMS has three operating segments:
•	Communications & Tracking supplies a broad array of terminals and antennas that enable end-users in aircraft and other mobile platforms to communicate over satellite and air-to-ground links; this segment (formerly Satellite Communications) was renamed in 2009 to reflect recent acquisitions and their highly complementary connectivity products, including aeronautical wi-fi communications and data storage, aeronautical voice and tracking, and satellite-based machine-to-machine mobile communications;
•	Defense & Space supplies highly-engineered subsystems for defense electronics and sophisticated satellite applications — from military communications, radar, surveillance and countermeasures to commercial high-definition television, satellite radio, and live TV for innovative airlines; and
•	LXE is a leading provider of rugged terminals and wireless data networks used for logistics applications such as distribution centers, warehouses and container ports. LXE’s automatic identification and data capture products serve mobile information users at over 7,500 sites worldwide.
Visit www.ems-t.com for more information.
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NEWS RELEASE (Continued) Atlanta, GA November 5, 2009
There will be a conference call at 9:30 AM Eastern time on November 5, 2009 in which the Company’s management will discuss the financial results for the third quarter of 2009. If you would like to participate in this conference, please call 888-674-0222 (international callers call 1-201-604-0498) approximately 10 minutes before the call is scheduled to begin. A taped replay of the conference call will also be available through November 12, 2009 by dialing 888-632-8973 (international callers use 1-201-499-0429) and enter the replay code 88873268 followed by the # sign.
Forward-Looking Statements
Statements contained in this press release regarding the Company’s expectations for its financial results for 2009 and the potential for various businesses and products are forward-looking statements. Actual results could differ materially from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in our principal markets;

•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results;

•	our successful completion of technological development programs and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;

•	U.S. defense budget pressures on near-term spending priorities;

•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

•	volatility of foreign currency exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and on the cost structure of the our operations outside the U.S., as well as the potential for realizing foreign exchange gains and losses associated with assets and liabilities denominated in foreign currencies;

•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

•	changes in our effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings;

•	successful transition of products from development stages to an efficient manufacturing environment;

•	changes in the rates at which our products are returned for repair or replacement under warranty;

•	customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications), and whether these responses and conditions develop according to our expectations;

•	the increased potential for asset impairment charges as unfavorable economic or financial market conditions, or other developments might affect the fair value of one or more of our business units;
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NEWS RELEASE (Continued) Atlanta, GA November 5, 2009
•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;

•	the continued availability of financing for various mobile and high-speed data communications systems;

•	risk that the recent turmoil in the credit markets may make it more difficult for some customers to obtain financing and adversely affect their ability to pay, which in turn could have an adverse impact on our business, operating results, and financial condition;

•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

•	the demand growth for various mobile and high-speed data communications services;

•	our ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;

•	our ability to effectively integrate our acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquired businesses, products or technologies do not perform as expected, are subject to undisclosed or unanticipated liabilities, or are otherwise dilutive to our earnings;

•	the potential effects of Statement of Financial Accounting Standards No. 141(R), “Business Combinations,” which requires, for acquisitions completed in 2009 and thereafter, that certain acquisition-related expenditures should be accounted for as period expenses in the income statement, and that the acquisition-date fair value will become the measurement objective for all assets acquired and liabilities assumed, resulting in potential unfavorable effects on the income statement, including any changes in the amounts expected to be paid on post-acquisition earn-out agreements, as well as the accretion of the discounted value of the estimated payments;

•	the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations that we made, and obligations assumed by purchasers, in connection with our dispositions of discontinued operations;

•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which we must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule; and

•	uncertainties associated with U.S. export controls and the export license process, which restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce our ability to obtain sales from customers outside the U.S. or to perform contracts with the desired level of efficiency or profitability.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the period ended July 4, 2009.
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NEWS RELEASE (Continued) Atlanta, GA November 5, 2009
EMS Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per-share data)
Unaudited

	Three Months Ended		Nine Months Ended
	October 3	September 27	October 3	September 27
	2009	2008	2009	2008
Net sales	$85.7	87.8	274.9	244.6
Cost of sales	57.0	55.5	184.3	154.1

Gross profit	28.7	32.3	90.6	90.5
Selling, general and administrative	21.1	20.0	67.3	60.9
Research & development	5.2	5.1	14.0	15.6
Acquisition-related items	(0.2)	—	5.3	—
Operating income	2.6	7.2	4.0	14.0
Interest income & other	—	0.6	0.2	2.3
Interest expense	(0.5)	(0.4)	(1.9)	(1.2)
Foreign exchange gain (loss)	(0.2)	(0.4)	1.0	(0.2)
Acquisition-related FX adjustment	—	—	(1.4)	—

Earnings from continuing operations before income taxes	1.9	7.0	1.9	14.9
Income tax benefit (expense)	4.1	(0.9)	4.3	(1.3)

Earnings from continuing operations	6.0	6.1	6.2	13.6

Loss from discontinued operations net of tax	(0.7)	—	(0.7)	—

Net earnings	$5.3	6.1	5.5	13.6

Net earnings (loss) per share:
From continuing operations	$0.39	0.39	0.41	0.87
From discontinued operations	(0.05)	—	(0.05)	—

	$0.34	0.39	0.36	0.87

Outstanding shares	15.3	15.7	15.3	15.7

Supplemental data for continuing operations:
Net cash provided by operating activities	$10.6	5.5	32.6	12.3
Adjusted EBITDA	7.1	11.2	25.6	25.7
Adjusted EPS	0.38	0.39	0.85	0.87
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NEWS RELEASE (Continued) Atlanta, GA November 5, 2009
EMS Technologies, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In millions)
Unaudited

	October 3	December 31
	2009	2008
Assets
Cash and cash equivalents	$40.7	87.0
Trade accounts receivable	60.5	65.8
Revenue in excess of billings on long-term contracts	27.6	30.5
Inventories	44.9	35.7
Other current assets	23.7	13.8

Current assets	197.4	232.8

Net property, plant and equipment	47.9	40.6
Goodwill	79.9	31.4
Other assets	62.9	22.6

	$388.1	327.4

Liabilities and Shareholders’ Equity
Current installments of long-term debt	$1.4	1.3
Accounts payable	31.2	25.4
Other current liabilities	51.4	40.7

Current liabilities	84.0	67.4
Long-term debt, less current installments	26.7	9.3
Other non-current liabilities	18.2	8.0
Shareholders’ equity	259.2	242.7

	$388.1	327.4

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NEWS RELEASE (Continued) Atlanta, GA November 5, 2009
EMS Technologies, Inc. and Subsidiaries
Segment Data
(In millions)
Unaudited

	Three Months Ended		Nine Months Ended
	October 3	September 27	October 3	September 27
	2009	2008	2009	2008
Net sales
Communications & Tracking	$36.4	31.1	119.8	81.7
Defense & Space	23.1	18.9	75.1	53.4
LXE	26.2	37.8	80.0	109.5

Total	$85.7	87.8	274.9	244.6

Operating income (loss)
Communications & Tracking	$0.4	5.2	8.5	9.7
Defense & Space	2.2	1.5	7.3	3.9
LXE	(1.3)	1.7	(6.2)	2.9
Corporate and Other	1.1	(1.2)	(0.3)	(2.5)
Acquisition-related items	0.2	—	(5.3)	—

Total	$2.6	7.2	4.0	14.0

Adjusted EBITDA
Communications & Tracking	$3.2	6.9	18.8	13.9
Defense & Space	3.0	2.3	9.8	6.1
LXE	(0.4)	2.5	(3.7)	5.8
Corporate and Other	1.3	(0.5)	0.7	(0.1)

Total	$7.1	11.2	25.6	25.7

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NEWS RELEASE (Continued) Atlanta, GA November 5, 2009
This press release contains information regarding our earnings from continuing operations and earnings per share from continuing operations, excluding acquisition-related items and an acquisition-related foreign exchange adjustment, and earnings before interest expense, income taxes, depreciation and amortization and excluding discontinued operations, the acquisition-related items and acquisition-related foreign exchange adjustment (“Adjusted EBITDA”). The Company believes that earnings that are based on these non-GAAP financial measures provide useful information to investors, lenders and financial analysts because (i) these measures are more comparable with the results for prior fiscal periods, and (ii) by excluding the potential volatility related to the timing and extent of non-operating activities, such as acquisitions or revisions of the estimated value of post-closing earn-outs, such results provide a useful means of evaluating the success of the Company’s ongoing operating activities. Also, the Company uses this information, together with other appropriate metrics, to set goals for and measure the performance of its operating businesses, to determine management’s incentive compensation, and to assess the Company’s compliance with debt covenants. Management further considers Adjusted EBITDA an important indicator of operational strengths and performance of its businesses. EBITDA measures are used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and evaluate performance. Management believes that Adjusted EBITDA facilitates comparisons of our results of operations with those of companies having different capital structures. In addition, a measure similar to Adjusted EBITDA is a component of our bank lending agreement, which requires certain levels of Adjusted EBITDA to be achieved by the Company. This information should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP. In addition, because EBITDA and adjustments to EBITDA are not determined consistently by all entities, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
Following is a reconciliation of our 2009 earnings from continuing operations and earnings per share from continuing operations to the non-GAAP financial measures that exclude acquisition-related items and an acquisition-related foreign exchange adjustment (in millions, except per share data — unaudited):

	Three Months Ended		Nine Months Ended
	October 3, 2009		October 3, 2009
	Net	Earnings	Net	Earnings
	earnings	per share	earnings	per share
From continuing operations:
As reported	$6.0	0.39	6.2	0.41
Acquisition-related items	(0.2)	(0.01)	5.3	0.35
Acquisition-related foreign exchange adjustment	—	—	1.4	0.09

As adjusted	$5.8	0.38	12.9	0.85

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NEWS RELEASE (Continued) Atlanta, GA November 5, 2009
Following is a reconciliation of net earnings to Adjusted EBITDA and earnings (loss) from continuing operations before income taxes to Adjusted EBITDA by segment, for the three months and nine months ended October 3, 2009 and September 27, 2008 (in millions — unaudited):

				Corporate
	C&T	D&S	LXE	and Other	Total
Three Months Ended October 3, 2009
Net earnings					$5.3
Discontinued operations, net of tax					0.7
Income tax benefit					(4.1)

Earnings (loss) from continuing operations before income taxes	$0.2	2.2	(1.2)	0.7	1.9
Interest expense	—	—	—	0.5	0.5
Depreciation and amortization	3.0	0.8	0.8	0.3	4.9
Acquisition-related items	—	—	—	(0.2)	(0.2)

Adjusted EBITDA	$3.2	3.0	(0.4)	1.3	$7.1

Nine Months Ended October 3, 2009
Net earnings					$5.5
Discontinued operations, net of tax					0.7
Income tax benefit					(4.3)

Earnings (loss) from continuing operations before income taxes	$9.5	7.4	(6.4)	(8.6)	1.9
Interest expense	0.1	(0.1)	0.2	1.7	1.9
Depreciation and amortization	9.2	2.5	2.5	0.9	15.1
Acquisition-related items	—	—	—	5.3	5.3
Acquisition-related foreign exchange adjustment	—	—	—	1.4	1.4

Adjusted EBITDA	$18.8	9.8	(3.7)	0.7	$25.6

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NEWS RELEASE (Continued) Atlanta, GA November 5, 2009

				Corporate and
	C&T	D&S	LXE	Other	Total
Three Months Ended September 27, 2008
Net earnings					$6.1
Income tax expense					0.9

Earnings (loss) from continuing operations before income taxes	$5.0	1.5	1.6	(1.1)	7.0
Interest expense	—	—	0.1	0.3	0.4
Depreciation and amortization	1.9	0.8	0.8	0.3	3.8

Adjusted EBITDA	$6.9	2.3	2.5	(0.5)	$11.2

Nine Months Ended September 27, 2008
Net earnings					$13.6
Income tax expense					1.3

Earnings (loss) from continuing operations before income taxes	$9.9	3.9	2.9	(1.8)	14.9
Interest expense	0.1	—	0.2	0.9	1.2
Depreciation and amortization	3.9	2.2	2.7	0.8	9.6

Adjusted EBITDA	$13.9	6.1	5.8	(0.1)	$25.7

For further information please contact:	Gary B. Shell Chief Financial Officer (770) 729-6512
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